Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

LivePerson, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 333-112018, 333-112019, 333-136249, 333-147929 and 333-261124) and Form S-8 (No.’s 333-264897, 333-261121, 333-258578, 333-245808, 333-234676, 333-229495, 333-224059, 333-34230, 333-147572, 333-159850, 333-168945, 333-194590 and 333-219573) of LivePerson, Inc. of our reports dated March 16, 2023, relating to the consolidated financial statements, and the effectiveness of LivePerson, Inc.’s internal control over financial reporting which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, New York
March 16, 2023